Exhibit 10.1

Contract of Employment

SCHEDULE A

1. Date of Schedule:	21st October 2022

2. Employer (the “Company”):	Perfect Moment UK Limited

3. Employee / Address:	Mark Buckley [***]

4. Place of Work:	United House, 9 Pembridge Road, Notting Hill London W11 3JY, United Kingdom

5. Start Date:	7th of November 2022

6. Date of continuous employment (if different):

7. Job Title	Chief Executive Officer

8. Board Seat	Yes, subject to being employed by the Company

9. Probationary period:	Three months subject to the terms of clause 7.1 of the Contract of Employment

10. Salary:	£250,000 per annum.

11. Bonus:	Bonus dependent upon individual and company performance.

12. Equity:	300,000 shares in the Company to vest over a period of 4 years. (75,000 shares on each anniversary).

13. Normal Working hours:	9am – 5.30pm Mondays to Fridays inclusive (1-hour lunch break)

14. Holiday:	You are entitled to 25 days’ paid holiday calculated pro rata based on your start date. (Exclusive of the 8 statutory bank holidays)

15. Notice:

Should you or the Company wish to terminate your employment, the following notice must be given in writing:

(a) four weeks’ notice until such time as you have completed your probationary period to the satisfaction of the Company; and thereafter.

(b) Three months’ notice thereafter.

1.	Introduction

1.1.	This Contract of Employment, read in conjunction with Schedule A, your offer letter and those policies and procedures that have contractual effect form the terms and conditions of your employment with the Company.

1.2.	You agree to comply with the Company’s rules, policies and procedures from time to time in force as well as the Company’s established customs and practices. Unless otherwise stated, the Company’s policies and procedures which are set out in separate documents to this Contract of Employment do not form part of your contract of employment.

1.3.	To the extent that there is any conflict between this Contract of Employment, the Company’s policies and procedures and Schedule A, the terms of Schedule A shall apply.

2.	Employer

2.1.	Your employer is Perfect Moment UK Limited (the “Company”)

3.	Job Title

3.1.	Your job title is set out at Schedule A and where appropriate, you will be provided with a job description for that role. You may however also be required to undertake additional duties as necessary to meet the needs of the business.

4.	Place of Work

4.1.	Your normal place of work is as set out at Schedule A. Should the needs of the business require, you also agree to work at such other place of work as requested.

5.	Commencement of Employment and Period of Continuous Employment

5.1.	Your period of employment with the Company commenced on the date set out at Schedule A which unless otherwise specified at Schedule A will also be the date of commencement of your period of continuous employment.

5.2.	Subject to clause 16 and the remaining terms of this Contract of Employment, your employment with the Company may be terminated by either party on the terms of notice set out at Schedule A.

6.	Obligations during Employment

6.1.	You agree that you will at all times during your employment:

6.2.	faithfully serve the Company to the best of your ability and carry out all duties assigned to you including any additional duties that we may ask you to perform from time to time, regardless of whether they form part of your job description;

6.3.	comply with all reasonable requests and instructions from the Company regarding your work; comply with all policies, procedures and rules in force from time to time and (retail staff in particular) be clean and tidy in your appearance;

6.4.	conduct yourself honestly and in a way that will not impact on the performance of your duties or bring us or you as our employee, into disrepute;

6.5.	unless unable to do so on account of ill health, devote the whole of your time, attention and abilities during the hours of work for the Company to your duties; and

6.6.	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee to senior management immediately on becoming aware of it.

7.	Probation Period and Conditions of Employment

7.1.	The length of your probationary period is set out at Schedule A although the Company may at its absolute discretion extend the probationary period by up to a further 3 months should it consider it appropriate to do so. Until such time as you have been advised in writing that you have completed your probationary period to the satisfaction of the Company, your probationary period will be deemed to continue.

7.2.	Your employment and continued employment by the Company is subject to you being eligible to work in the UK, you not having committed any criminal offences which are not spent for the purposes of the Rehabilitation of Offenders Act 1974 and us receiving references that satisfy the Company. In the event that you have already commenced your employment before we have received your references, and we subsequently receive a reference which is not to our satisfaction, we reserve the right to terminate your employment without notice or payment in lieu of notice on the basis that this essential condition of your employment has not been satisfied. Equally, in the event that you fail to disclose any unspent criminal convictions, or we discover that you are not entitled to work in the UK, the Company will treat this as grounds for summary dismissal. Similarly, if you give false or misleading information on an application or in the interview, we reserve the right not to confirm your employment or to terminate your employment if your appointment has already been confirmed.

8.	Salary

8.1.	Your salary is set out at Schedule A and will accrue from day to day. This will be paid monthly in arrears directly into your bank account on or about the 28th of each month after the deduction of tax and national insurance contributions.

8.2.	We will conduct salary reviews from time to time although a review will not automatically result in an increase to your salary but for the avoidance of doubt your salary will not be reduced on such review. Any such increase will be at the Company’s absolute discretion. Any salary increase in one year will not automatically confer any entitlement to an increase in any subsequent year.

8.3.	The Company may withhold or deduct monies from your salary or from any other monies owed to you to account for any outstanding loans, advances, overpayment or any Company property that you lose that has been entrusted to you. The Company also reserves the right to withhold your final salary until you have returned all of your Company property and to deduct from your final salary or any other monies owed to you a sum equivalent to the cost of replacing any property that you fail to return to the Company.

8.4.	The Company will reimburse you for all expenses wholly, properly and necessarily incurred by you in the course of your employment in accordance with the Company’s expenses policy (from time to time in force) provided always that you have obtained prior consent from your Manager before incurring any expense and you have produced valid receipts or other supporting documentary evidence of such expense.

8.5.	The Company may, at its absolute discretion elect to pay a bonus. The payment of a bonus in one year shall not give rise to any bonus entitlement for any subsequent year nor shall the amount of a bonus in one year be indicative of the value of any bonus in a subsequent year. It is an absolute condition of you receiving any bonus payment that you are still an employee at the time when the bonus falls due for payment and that neither you nor the Company has given notice to terminate your employment.

9.	Equity

9.1.	Your equity is set out at Schedule A

9.2.	Termination of Employment due to Death or Disability, by Company without Cause or by Holder due to Good Reason. If Holder’s employment with the Company terminates by reason of Holder’s death or Disability, by the Company without Cause or by the Holder due to Good Reason, then a pro-rated portion of the unvested shares shall become vested upon such termination of employment and the unvested portion of the Award on the date of such termination shall terminate immediately upon such termination of employment. Such pro-rated portion shall be equal to the number of Base Shares scheduled to vest on the next vesting date multiplied by a fraction, the numerator of which shall equal the number of full and partial months that elapsed during the period beginning on the most recent vesting date (or the Grant Date, if no vesting date has occurred prior to such termination) and ending on the termination date and the denominator of which shall equal twelve (12).

10.	Pension and Benefits

10.1.	The Company will comply with its pension duties towards you in accordance with Part 1 of the Pensions Act 2008. As such, upon completion of your probation period to the Company’s satisfaction or you being employed continuously by the Company for three (3) months (whichever is the earlier), you will be auto enrolled into a workplace pension scheme as per current pension legislation. Under this scheme, both you and the Company will be required to make contributions to your pension. The amounts of these contributions are determined by legislation. Your contribution will be automatically deducted from your salary each month.

10.2.	Details of any benefits that are applicable to your role are set out in Schedule A and will apply after completion of your probationary period to the satisfaction of the Company. Any other benefits provided to you during the course of your employment shall be at the Company’s absolute discretion.

10.3.	In the event that you are entitled to participate in any insurance schemes offered by the Company, your eligibility and participation in such schemes will at all times be subject to the rules of the applicable scheme. In the event that the relevant scheme provider refuses to provide or to continue cover for any reason, the Company shall have no obligation to provide you with any replacement benefit of the same or similar kind or to pay you any compensation in lieu of any such withdrawn benefit.

11.	Holidays

11.1.	The Company’s holiday year runs between 1st January and 31st December. Your holiday entitlement set out at Schedule A.

11.2.	For the purposes of this clause, any holiday (including public/bank holidays) that you take will be deemed to be taken first in satisfaction of your entitlement to statutory holiday.

11.3.	Holidays may only be taken at a time convenient to the Company and with the prior approval of your Manager whose decision will be final. Due to the nature of the Company’s business, there may be periods during the year when holiday will not be granted for certain members of staff. You will be notified of any such periods by your Manager. In order to avoid disappointment, no holiday or flights should be booked until approval has been received. A maximum of two weeks’ paid holiday may be taken at any one time. A minimum of two weeks’ notice must be given for any holiday. In all cases, you must process your holiday request online through People HR.

11.4.	Holiday entitlement may not be carried over to the following year. Consequently, except on termination, any holiday not taken in the relevant year will be forfeited and no payment will be made in lieu of holiday accrued but not taken.

11.5.	Your holiday entitlement will be apportioned in the first and last years of your employment based upon the number of complete months. On termination of employment you will be entitled to payment in lieu of any accrued but untaken holiday. In the event that you have exceeded your holiday entitlement in the year of leaving, a deduction will be made from your final salary payment for each excess day. In the event that your employment is terminated summarily for gross misconduct or in the event that you leave the Company without giving notice or serving the full period of your notice, the payment in lieu of any accrued but untaken holiday will be limited to your statutory holiday entitlement only.

11.6.	The Company will honour all leave entitlements, including maternity, paternity, adoption and parental leave, as well as leave for family emergencies, in accordance with the relevant statutory schemes in force from time to time.

12.	Working hours

12.1.	Your normal working hours are set out at Schedule A.

12.2.	The nature of your role however means that you will be required to be flexible with the hours that you work especially during busy seasonal periods. You may therefore be required to work additional hours without additional pay as are necessary to fulfil your responsibilities and to meet the needs of the business.

12.3.	You agree that on occasions, you may be required to work on average more than 48 hours each week and as such, the provisions of Regulation 4(1) of the Working Time Regulations 1998 will not apply to your employment. You may however withdraw your agreement to work more than 48 hours per week by giving the Company no less than three months’ written notice.

13.	Sickness and Incapacity

13.1.	You must notify your Manager by email as soon as possible, and in any event, at least 1 hour before you are scheduled to begin work on the first day of any absence from work due to sickness, injury or other incapacity (“absence”). This email should be copied to HR at the same time. Leaving a telephone message or sending a text message will not be regarded as suitable notification. You are obliged to keep the Company updated regularly of any absence. In the case of long-term absence you must notify us at the beginning of each week.

13.2.	You must supply us with:

13.2.1.	a completed self-certification form (which is available from us) if the absence lasts for less than three consecutive working days (including holidays) on your return to work explaining the reason for your absence and any other relevant information; or

13.2.2.	a medical certificate signed by a qualified doctor (a “Statement of Fitness for Work”) stating that you are not fit for work and the reasons why. This certificate should account for the entire absence if the absence continues for more than three consecutive working days (including holidays). In the event that you are issued with more than one medical certificate during your absence, you must promptly provide us with a copy of all such certificates, and in any event as soon as possible after receiving each one.

13.3.	If your doctor provides a certificate stating that you “may be fit for work” you should inform the Company immediately. We will discuss with you any additional measures that may be needed to facilitate your return to work, taking account of your doctor’s advice. If appropriate measures cannot be taken, you will remain on sick leave and we will set a date to review the situation.

13.4.	We may at our expense and at any time (whether or not you are absent from work) request that:

13.4.1.	your GP or another person responsible for your clinical care supplies us with a medical report about you; and/or

13.4.2.	you be examined or tested by a medical practitioner or an occupational health adviser appointed by us so that we can receive advice about you and your absence.

13.5.	You therefore agree to give such authority as is necessary to your GP, your nominated medical practitioner or to an occupational health adviser to disclose his/her findings to us. You will be entitled to see a copy of any medical report in accordance with the Access to Medical Reports Act 1988 before it is provided to the Company. In the event that we wish to obtain such a report, we will write to you separately at the appropriate time.

13.6.	In the event that you fail to comply with the Company’s notification process as set out in this clause 12, we reserve the right to make no payment in respect of any such period of absence and where appropriate, we may treat the absence as unauthorised and deal with the matter under the Company’s disciplinary procedure.

13.7.	During any absence, you will be entitled to statutory sick pay subject to any waiting days or maximum entitlement permitted under the statutory sick pay rules. Any payment in excess of statutory sick pay shall be at the Company’s absolute discretion. Payment of normal salary (which for the avoidance of doubt shall be inclusive of statutory sick pay) during one period of sickness absence shall not confer any entitlement to receive payment of normal salary during any subsequent period of absence.

14.	Confidentiality

14.1.	The Company has a strict code of confidentiality with which you must comply at all times both during your employment and after it terminates for whatever reason.

14.2.	You will not, except in the proper performance of your duties under this Agreement, either during your employment or at any time after its termination (howsoever caused) use for your own benefit or for the benefit of any other person, company or other undertaking, or directly or indirectly disclose to any person any Confidential Information.

14.3.	During your employment you will use your best endeavours to prevent the disclosure to third parties of any Confidential Information.

14.4.	The restrictions contained in this clause 13 will not apply to:

14.4.1.	use or disclosure authorised by the Company or required by law, a court or tribunal of competent jurisdiction or any competent regulatory statutory body;

14.4.2.	any information that, otherwise than through your unauthorised use or disclosure, already is, or comes into the public domain; and/or

14.4.3.	a protected disclosure within the meaning of Part IVA of the Employment Rights Act 1996 and/or a relevant pay disclosure made in compliance with section 77 of the Equality Act 2010.

14.5.	Nothing in this Agreement shall prevent you from making a protected disclosure within the meaning of section 43A Employment Rights Act 1996 provided that the disclosure is made in accordance with the provisions of that Act and you have complied with the Company’s policy from time to time in force regarding such disclosures.

15.	Disciplinary and Grievance Procedures

15.1.	Your attention is drawn to the disciplinary and grievance procedures applicable to your employment as set out in the Employee Handbook. These procedures do not form a part of your contract of employment.

15.2.	If you wish to appeal against a disciplinary decision you may apply in writing to the HR Manager in accordance with the disciplinary procedure.

15.3.	If you wish to raise a grievance you may apply in writing to the HR Manager in accordance with our grievance procedure.

16.	IT Policy

16.1.	The Company’s computer network and e-mail are business tools and should not therefore be used for personal use unless otherwise agreed with the Company. You are absolutely forbidden to use these facilities for sending or receiving any form of pornography; in a way that infringes the Company’s policy against discrimination; to send defamatory messages or to do anything else that may bring the Company or you as its employee into disrepute. You agree to comply with the Company’s IT Policy as set out in the Employee Handbook. Please note that the IT Policy has contractual effect.

16.2.	Under certain circumstances it may become necessary for the Company to monitor your e-mails and/or your internet use in order to ensure that the Company’s business operates effectively and efficiently and that these systems are not being used for any unauthorised purposes. Monitoring will, however, only be carried out by the Company if it is absolutely necessary to do so. By signing this Agreement, you consent to such monitoring as and when it becomes necessary.

17.	Termination

17.1.	The notice applicable to your employment is set out at Schedule A.

17.2.	Without prejudice to any other rights the Company may have, the Company shall have the right to terminate your employment without any notice or payment in lieu of notice if you commit (a) any serious or persistent breach of any terms of your employment; (b) an act of gross misconduct or are guilty of any conduct tending to bring yourself or the Company into disrepute; or (c) any act of dishonesty whether relating to the Company, an employee, a customer or otherwise.

17.3.	A non-exhaustive list of examples of gross misconduct include the following:

17.3.1.	theft or unauthorised possession of property belonging to the Company or belonging to another employee, customer or supplier;

17.3.2.	misuse (including disclosure) of Confidential Information or any material breach of the terms of the Deed of Confidentiality;

17.3.3.	conduct whether inside or outside working hours which may adversely affect the Company’s business reputation, or which reflects on your suitability for the type of work which you perform or your acceptability to the Company’s customers or suppliers;

17.3.4.	drunkenness or disorderly conduct (including being under the influence of alcohol, non-prescriptive drugs or any other unauthorised substances or misusing substances such as solvents) whilst at work, on Company business, whilst representing the Company at business or social functions or otherwise on the Company’s premises which may adversely affect the Company;

17.3.5.	being in possession of or dealing in unauthorised substances whilst at work, whilst representing the Company at business or social functions or on the Company premises;

17.3.6.	violent or threatening behaviour whilst at work or on Company business or otherwise on the Company’s premises;

17.3.7.	serious neglect of your duties or any material breach or non-observance of those duties including a deliberate refusal or failure to obey the lawful instructions of the Company;

17.3.8.	wilful damage or neglect to any property, equipment, goods or merchandise belonging to the Company;

17.3.9.	dishonesty or fraud of any sort including abuse of the sickness self-certification procedure/expense reporting procedure, making false statements with intent to deceive (e.g. giving false references, making false claims regarding your qualifications (formal or not) for a job);

17.3.10.	discrimination against or harassment of any employee, worker, contractor, customer or supplier of the Company on grounds of sex, gender reassignment, race, ethnic or national origin, sexual orientation, religion, religious belief, age or any disability, or on grounds of such person’s marriage or civil partnership status, pregnancy or maternity status;

17.3.11.	serious disregard for the safety of other employees including breach of the Company’s health and safety policy;

17.3.12.	unacceptable conduct towards the Company’s customers or suppliers; and

17.3.13.	nauthorised possession, copying, alteration, mutilation, destruction or retention of the Company’s records (including computer records) or any other documents.

17.4.	In the event that the Company discovers the use of illegal drugs, theft, fraud or deliberate damage to property, it reserves the right to notify the police. The Company may also terminate your employment with immediate effect and without notice or payment in lieu of notice in the event that you are convicted of any offence, which imposes a custodial sentence.

17.5.	We reserve the right to suspend you on full pay during the course of any investigation into alleged gross misconduct and during any subsequent disciplinary process. The Company nevertheless reserves the right to lift your suspension in the event that you advise the Company that you are not well enough to attend a disciplinary hearing and treat that absence as sickness absence instead. If the Company has completed its investigations but it is necessary to continue to suspend you for other reasons, such as at the request of the police, any such continued suspension will be without the payment of salary and benefits. During the period of suspension, the Company will not be obliged to provide you with work and you will be expressly forbidden from contacting any customers, suppliers or employees of the Company during this period unless otherwise agreed.

17.6.	The Company may, in its sole and absolute discretion, terminate your employment at any time and with immediate effect by paying a sum in lieu of notice (“PILON”) equal to your basic salary only which you would have been entitled to receive during your notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and employee national insurance contributions. If your salary varies from one week to the next, a week’s pay for the purposes of this calculation will be calculated based upon your average weekly salary over the previous 12 weeks of work. Nothing in this clause shall prevent the Company from terminating your employment in breach.

17.7.	The Company also reserves the right at its absolute discretion to request you to perform only such duties as we may allocate to you or to request you not to perform any of your duties under this Agreement and/or to exclude you from the Company’s premises (“garden leave”) during your notice period. During such period, unless otherwise requested to do so, you are prohibited from communicating with any employee, director, customer or supplier of the Company or any other individual(s) notified to you by the Company. In the event that you are placed on garden leave, you will be required to take any accrued but untaken holiday during that period. During such period of garden leave you will continue to be entitled to be paid at the rate to which you would be entitled were you not on garden leave and to any contractual benefits (if applicable) and you will remain our employee and may not work for any other person or organisation.

17.8.	On the termination of your employment (howsoever arising), or at any other time when requested to do so by the Company, you agree to return all Company property immediately.

18.	Post-Termination Restrictions

18.1.	At no time following the termination of your employment will you:

18.1.1.	represent yourself, or permit yourself to be represented, as being connected with or acting on behalf of the Company; any Group Company or the business which it or they perform or any Associate;

18.1.2.	represent, promote, advertise or refer to your previous connection with the Company, Group Company or any Associate in such a way as to seek to utilise any of its/their goodwill; or

18.1.3.	carry on, or cause or permit to be carried on, any business using any name, style, logo or image which is or has been used by the Company or any Group Company which is in the opinion of the Company or any Group Company calculated or likely to cause confusion with such a name, style, logo or image or imply a connection with the Company or any Group Company.

18.2.	You also agree that at no point during your employment or for a 12 month period following its termination howsoever arising (less any period spent on garden leave under clause 16.7) either directly, indirectly or whether on your own behalf or for or on behalf of any other person, firm, company or any other entity whatsoever:

18.2.1.	solicit or entice away or attempt to solicit or entice away, or employ or engage or attempt to employ or engage in any capacity, any person over whom you had managerial responsibility or control in the 12 month period immediately preceding the termination of your employment; and

18.2.2.

18.2.3.	interfere with or seek to interfere with, induce or attempt to induce any supplier or customer of the Company or any Group Company to cease conducting any business with the Company or any Group Company or to reduce the amount of business conducted with the Company or Group Company or adversely to vary the terms upon which any business is conducted with the Company or Group Company.

18.3.	In the event that there are any other post-termination restrictions applicable to your employment, these will be set out at Schedule A.

18.4.	You agree that each of the restrictions set out in clause 17.2 constitutes an entirely separate, severable and independent restriction. Although the restrictions in clause 17.2 are considered by you and the Company to be reasonable in all the circumstances to protect the Company’s legitimate business interests, it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s legitimate business interests but would be adjudged as reasonable if any particular restriction or restrictions were deleted or if any part or parts of their wording were deleted, restricted or limited in a particular manner then the restrictions set out in clause 17.2 shall apply with such deletions, restrictions or limitations as the case may be.

19.	Intellectual Property Rights

19.1.	You acknowledge that the Company is the sole owner of any and all Intellectual Property Rights relating to all materials and insofar as any of the Intellectual Property Rights are not vested in the Company and in consideration of the remuneration paid to you by the Company, you agree to irrevocably assign to the Company, including by way of future assignment, with full title guarantee, absolutely and free from all encumbrances, any interest whatsoever that you may have in any and all Intellectual Property Rights in or relating to all Material.

19.2.	You agree that they will promptly disclose and deliver (in tangible form) all Material to the Company. The Company is entitled to make such use of the Material as it considers appropriate. You may not use the Material except as is necessary to fulfill your duties and obligations towards the Company nor will you permit any third party to use or disclose the Material in any manner at any time during the course of your employment or at any time after it ends.

19.3.	You agree that you will, without charge to, but at the cost and expense of the Company, execute and do all such acts, matters, documents, and things as may be necessary or reasonably required to obtain any protection for any of the Material and to vest in the Company title to the Intellectual Property Rights in, or relating to, the Material.

19.4.	To the extent permitted by law, you hereby irrevocably and unconditionally waive your Moral Rights in favour of the Company, its successors in title and assigns. The Company is under no obligation to apply for or seek any protection in relation to, or in any way use, exploit or seek to benefit from, any of the Material.

19.5.	You warrant and represent that:

19.5.1.	nothing in the Material infringes the Intellectual Property Rights of any third party or any rights of publicity of privacy;

19.5.2.	nothing in the Material violates any law, statute, ordinance or regulation;

19.5.3.	you have not given and will not give permission to any third party to use the Material, or any of the Intellectual Property Rights; and

19.5.4.	you are unaware of the use by any third party of the Material or the Intellectual Property Rights.

19.6.	The provisions of this clause shall not be affected by reason of the termination of this Agreement for whatsoever reason.

20.	Collective Agreements

20.1.	There are no collective agreements in force affecting your employment with the Company.

21.	Health and Safety

21.1.	You agree that during your employment you will:

21.2.	act in a safe manner at all times so as not to endanger yourself or others;

21.3.	use equipment provided to you in accordance with instructions and any training given to you;

21.4.	co-operate with us or any third party we may instruct on our behalf in relation to health and safety matters; and

21.5.	not interfere with or misuse anything provided for your health, safety or welfare.

21.6.	The Company will take all reasonable and practical steps to safeguard your health, safety and welfare whilst at work.

22.	Alcohol and Drugs at Work

22.1.	Consumption of alcohol whilst at work to the exception of work-related social events, team celebration etc.; being unfit to perform your duties due to the influence of alcohol or illegal drugs; or being under the influence of illegal drugs on the Company’s premises is strictly prohibited.

22.2.	In the event that your Manager has reason to believe that you are suffering from the effects of alcohol or drug misuse either before the commencement of or during the course of your working day, the Company may at its absolute discretion ask you to go home. In such circumstances, you will only be paid for the hours that you have worked that day.

22.3.	Any breach of this clause will be treated as a potential act of gross misconduct.

23.	Data Protection

23.1.	The Company will process personal data and sensitive personal data (also known as “special categories of personal data”) relating to you in accordance with its data protection policy contained in the Employee Handbook.

23.2.	You will comply with your obligations under the Company’s data protection policy and other relevant policies.

23.3.	The Company may transfer personal data and sensitive personal data outside the European Economic Area in accordance with the Company’s data protection/privacy policy.

23.4.	We shall take all reasonable steps to prevent unauthorised access to your personal data, in accordance with the data protection principles of the General Data Protection Act (GDPR) May 2018.

23.5.	You are required to notify the Company of any changes in your personal details, including any changes to your name, address or next of kin. It is particularly important that you are always contactable by the Company in cases of emergency. You are therefore requested to ensure that you provide us with a mobile telephone number. In the event that this number changes for whatever reason, you must notify us immediately of your new telephone number.

24.	Changes

24.1.	The Company reserves the right to make reasonable changes to your Contract of Employment, the Company’s policies and procedures and any other agreed terms and conditions of employment. Minor changes in details (for example in procedures) may be made from time to time and will be notified to you where possible with one months’ notice before any significant change is made.

25.	Policy against Discrimination

25.1.	It is our objective to ensure that the talents and resources of our staff are fully utilised and that no job applicant, member of staff, customer or supplier receives less favourable treatment on grounds of their sex, gender reassignment, race, ethnic or national origin, sexual orientation, religion, religious belief, age or any disability, or on grounds of their marriage or civil partnership status, or pregnancy or maternity status.

25.2.	Any discrimination against other members of staff or against any customer or supplier on grounds of their sex, gender reassignment, race, ethnic or national origin, sexual orientation, religion, religious belief, age or any disability, or on grounds of their marriage or civil partnership status, or pregnancy or maternity status will be treated as a serious disciplinary offence and may result in your employment being terminated for gross misconduct.

26.	General

26.1.	The headings in this Agreement are for convenience only, and to the extent that they may be inconsistent with the meaning of any of the provisions of this Agreement, do not constitute part of the Agreement between the parties.

26.2.	This Agreement shall be governed and interpreted in accordance with English law and both you and the Company hereby submit to the exclusive jurisdiction of the English Courts.

27.	Definitions

The following words in this Contract of Employment and Schedule A shall have the following meanings:

27.1.	“Associate” means any Group Company; any business or company in which the Company is interested directly or indirectly or which is associated with it; any former or existing shareholders, officers or employees of the Company or any Group Company or any member of their family;

27.2.	“Confidential Information” means:-

27.2.1.	Information relating to the businesses, finances, dealings, transactions and affairs of the Company or any Group Company including price and cost information, discount structures, sales statistics, business plans and programs, business opportunities, expansion plans, staff salaries and terms and conditions marketing surveys, research and development projects, formulae, inventions, designs, discoveries, know-how, methods, processes, techniques, trade secrets, technical data, business forms and operating procedures, policies and practices;

27.2.2.	names and addresses and contact details of customers or clients or potential customers or clients or suppliers or potential suppliers of the Company or any Group Company;

27.2.3.	analyses made, or views taken, by the Company or any Group Company in respect of the business, finances, dealings, transactions and affairs of the Company and/or any Group Company, any customer or potential customer or any supplier or potential supplier of the Company or any Group Company or any other third party;

27.2.4.	information in respect of which the Company or any Group Company is bound by an obligation of confidentiality to a third party; and

27.2.5.	any information which is identified to you by the Company or any Group Company as being confidential or secret in nature or which ought reasonably to be regarded as confidential.

27.3.	“Group Company” means any one of the Company or its subsidiaries, holding companies or any subsidiary of a holding company (in each case as defined by the Companies Act 2006);

27.4.	“Intellectual Property Rights” means without limitation all existing and future copyright, database rights, registered designs, design rights, trade marks, trade names, internet domain names, service marks, rights in get-up, know-how, trade secrets, patents, applications for any of the foregoing and all other intellectual property rights, in any part of the world, whether registered or not, for the full term of such rights and any renewals and extensions thereof;

27.5.	“Material” means without limitation all information, authorship, methods, techniques, discoveries, inventions, processes, reports, drawings, plans, research, know-how, computer software development, computer systems, operating and training manuals, databases, brochures, catalogues, ideas, concepts, designs, sketches, prototypes, photographs, Confidential Information, creative works, concepts and other material produced, developed or discovered by you (either alone or with others) relating to the business of the Company or pertaining to, resulting from or suggested by the work performed by you for the Company; and

27.6.	“Moral Rights” shall mean any and all moral rights conferred by the Copyright Designs and Patents Act 1988 or any rights of a similar nature under law in any other jurisdiction in and to any Material.

For on and on the behalf of Perfect Moment UK Limited

Name:	Max Gottschalk	Position	Chairman
Signed:	/s/ Max Gottschalk	Date:	21st October 2022

I hereby acknowledge receipt of a copy of my Contract of Employment and Schedule A. I confirm my agreement to the terms and conditions set out in these contractual documents. I also acknowledge receipt of the Company’s policies and procedures and I confirm that I have read and understood them and that I agree to comply with them at all times.

Signed:	/s/ Mark Buckley	Date:	21st October 2022

Employee Name:	Mark Buckley

(Please print)

Mark Buckley

[***]

7th November 2022

RE: EMPLOYMENT CONTRACT ADDENDUM

Dear Mark,

This letter is to confirm that your employment contract is being amended to add the additional role of Acting CFO to your current responsibilities on an interim basis. This amendment will be effective from 7th November 2022 and will remain in force until a new CFO is appointed within the next 12 months.

Your salary and benefits will remain unchanged.

Please sign and return a copy of this letter to acknowledge your acceptance of this amendment.

Sincerely,

/s/ Max Gottschalk
Max Gottschalk	7th November 2022

Chairman

Perfect Moment (UK) Limited

Signed Acknowledgement & Acceptance

/s/ Mark Buckley
Mark Buckley	7th November 2022

Larch House, Parklands Business Park, Denmead, Hampshire, United Kingdom, PO7 6XP

Company Registration: 10883556